UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CELLECTAR BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Cellectar Biosciences, Inc.

3301 Agriculture Drive

Madison, WI 53716

Notice of Special Meeting of Stockholders

To Be Held on November 30, 2015

To the Stockholders of Cellectar Biosciences, Inc.:

As previously announced, on October 1, 2015, we issued (i) 1,017,272 shares of our common stock, (ii) Series B Pre-Funded Warrants to purchase an aggregate of 482,728 shares of our common stock, and (iii) Series A Warrants to purchase an aggregate of 1,500,000 shares of our common stock. In accordance with applicable Nasdaq listing rules, we are seeking the approval of our stockholders for Proposal 1 described below and in the proxy statement accompanying this notice of special meeting of stockholders.

The Special Meeting of Stockholders of Cellectar Biosciences, Inc. will be held on Monday, November 30, 2015 at 11:00 A.M., local time, at its headquarters at 3301 Agriculture Drive, Madison, WI 53716, for the following purposes:

1. Approving the issuance of 20% or more of our outstanding shares of our common stock in connection with the issuance on October 1, 2015 of our common stock, Series B Pre-Funded Warrants and Series A Warrants for the purchase of shares of our common stock; and

2. Approving the adjournment of the Special Meeting, if necessary, to solicit additional proxies to vote in favor of the foregoing proposal.

Our Board of Directors has fixed the close of business on October 23, 2015 as the record date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only stockholders of record at the close of business on October 23, 2015 will be entitled to vote at the Special Meeting or any adjournments thereof.

By order of the Board of Directors

Paul Bork, Secretary

Madison, Wisconsin

October __, 2015

This proxy statement and the form of proxy are first being sent or given to stockholders on or about

November 2, 2015, pursuant to rules adopted by the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON November 30, 2015:

The Proxy Statement is available at http://www.cellectar.com/proxy.

Cellectar Biosciences, Inc.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

To be held on November 30, 2015

This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Special Meeting of Stockholders to be held our principal executive offices, located at 3301 Agriculture Drive, Madison, WI 53716, on November 30, 2015 and at any adjournment or adjournments thereof. We are a Delaware corporation.

We will bear any cost of solicitation. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to our stockholders on or about November 2, 2015.

We have fixed the close of business on October 23, 2015 as the record date for the Special Meeting. Only stockholders of record at the close of business on October 23, 2015 will be entitled to receive notice of, and to vote at, the Special Meeting. As of October 23, 2015, there were outstanding 8,581,405 shares of our common stock, $0.00001 par value per share. However, that total includes the 1,017,272 shares of common stock issued on October 1, 2015 [and _______ shares of common stock issued upon exercise of Series B Pre-Funded warrants after October 1, 2015] which under Nasdaq rules are not entitled to vote on the matters before the Special Meeting. So only 7,564,133 outstanding shares are entitled to vote at the Special Meeting. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Proposal No. 1 and Proposal No. 2 each requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal No. 1 and Proposal No. 2. Votes will be tabulated by American Stock Transfer & Trust Company, our transfer agent.

THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE APPROVAL OF THE ISSUANCE OF SHARES (PROPOSAL NO. 1) AND FOR THE ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2). IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

The notice of special meeting and this proxy statement are also available on the Internet at http://www.cellectar.com. This web site does not use “cookies” to track or identify visitors to the web site. Directions to the Special Meeting are available on the Internet at http://www.cellectar.com.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at 18 East 41st Street, 20th Floor, New York, NY 10017, or by telephone at (212) 616-2181.

PROPOSAL NO. 1

APPROVAL UNDER APPLICABLE NASDAQ RULES OF THE ISSUANCE OF MORE THAN 20% OF OUR COMMON
STOCK OUTSTANDING IN CONNECTION WITH THE ISSUANCE OF OUR COMMON STOCK, EXERCISE OF
SERIES B PRE-FUNDED WARRANTS AND SERIES A WARRANTS

Background to the Proposal

Our Board is seeking the approval of our stockholders under applicable Nasdaq rules of authorization of the issues of 20% or more of our common stock outstanding in connection with the issuance of our common stock, Series B Pre-Funded Warrants and Series A Warrants.

The transaction is further described in our periodic filings with the Securities and Exchange Commission, including the Current Report on Form 8-K filed September 30, 2015. We refer you to those filings, and the documents filed therewith, and incorporate them by reference into this proxy statement.

Pursuant to Nasdaq Marketplace Rule 5635(d), we are required to obtain stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the shares of our common stock outstanding before the issuance if such issuance is for less than the greater of book or market value of the stock.

Until such approval is obtained, we will be required to continue complying with negative covenants that limit our ability to issue equity securities except in limited circumstances, which could materially adversely impact our operations, and we will have to put a similar proposal to this Proposal 1 up for a stockholder vote at least every 90 days until such stockholder approval is achieved.

Summary of Document Terms Relating to the Transaction

Description of the Purchase Agreement

On September 28, 2015, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”) providing for the issuance and sale by us of 1,017,272 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and Series B Pre-Funded Warrants to purchase an aggregate of 482,728 shares of our Common Stock, at an offering price of $2.20 per share (collectively, the “Registered Offering”). The Shares and the Pre-Funded Warrants were offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission on January 9, 2015 and declared effective on September 3, 2015 (the “Registration Statement”).

In a concurrent private placement (the “Private Placement” and, together with the Registered Offering, the “Offerings”), we issued Series A Warrants (the “Series A Warrants” and, together with the Shares and the Pre-Funded Warrants , the “Securities”) to purchase one share of our common stock for each share of common stock purchased or pre-funded in the Registered Offering. The Series A Warrants cover, in the aggregate, 1,500,000 shares of Common Stock and become exercisable six months following the date of issuance at an exercise price of $2.83 per share and expire five years from the date they become exercisable. The gross proceeds of the Offerings was $3,300,000 before expenses, estimated to be approximately $417,500.

Pursuant to the terms of the Purchase Agreement, we agreed that during the 90-day period following the closing of the Offering, we will not issue (or enter into any agreement to issue) any shares of common stock or common stock equivalents, subject to certain exceptions including securities issuable pursuant to the Purchase Agreement or pursuant to exercises, exchanges or conversions of our outstanding securities and issuances pursuant to acquisitions or strategic transactions. In addition, we have agreed to hold a special meeting of stockholders for the purpose of obtaining approval from its stockholders as may be required by the applicable rules and regulations of the Nasdaq Stock Market, including certain adjustments to the exercise price of the Pre-Funded Warrants, at the earliest practical date following the closing of the Offering, and in any event no later than 60 days following the closing of the Offering. If we are unable to obtain the stockholder approval at that meeting, we are required to call a meeting every 90 days to continue seeking the stockholder approval until obtained or until no Series B Pre-Funded Warrants are outstanding.

Summary Terms of the Pre-Funded Warrants

The following is a brief summary of certain terms and conditions of the Series B Pre-Funded Warrants. The following description is subject in all respects to the provisions contained in the Series B Pre-Funded Warrants.

Form. The Series B Pre-Funded Warrants were issued as individual warrants to investors.

Exercisability. The Series B Pre-Funded Warrants are exercisable at any time after their original issuance. The Series B Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. No fractional shares of common stock will be issued in connection with the exercise of a Series B pre-funded warrant. The number of shares of common stock underlying the Series B Pre-Funded Warrants are subject to adjustment due to stock dividends and splits. In addition, from and after the time the stockholder approval has been obtained, if we issue shares of stock at a purchase price, which we refer to as the dilutive price, less than the then-effective warrant share purchase price, which is initially $2.20 per share, the number of shares of common stock issuable upon the exercise of the Series B Pre-Funded Warrants shall be increased to equal (i) the product of the then-effective warrant share purchase price multiplied by the number of shares of our common stock for which the Series B Pre-Funded Warrants may be exercised, divided by (ii) the dilutive price. Following any such adjustment, the warrant share purchase price shall be adjusted to equal the dilutive price.

Exercise Limitations. A holder will not have the right to exercise any portion of a Series B Pre-Funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series B Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage, but in no event above 9.99%, provided that any increase of such percentage will not be effective until 61 days after notice of such increase from the holder to us.

Transferability. Subject to applicable laws, the Series B Pre-Funded Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. The Series B Pre-Funded Warrants will not be listed on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series B Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series B Series B Pre-Funded Warrants will be entitled to receive upon exercise of the Series B Series B Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series B pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Series B Series B Pre-Funded Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series B Series B Pre-Funded Warrants.

Summary Terms of the Series A Warrants

In a private placement that was entered into concurrently with the Registered Offering, we sold to the purchasers of our common stock and Series B Pre-Funded Warrants in the Offering, Series A warrants to purchase one share of our common stock for each share of common stock purchased or pre-funded in this offering.

The offering and sale of the Series A Warrants and the shares of our common stock issuable upon the exercise of the Series A Warrants were not registered under the Securities Act. Accordingly, holders of Series A Warrants may only sell such warrants or shares of common stock issued upon the exercise of a Series A Warrant pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act. As described below, we are obligated to file a registration statement for resale of common stock issued upon exercise of the Series A warrants.

Each Series A Warrant will become exercisable six months after the closing date of the Private Placement at an exercise price of $2.83 per share, subject to adjustment, and will remain exercisable for five (5) years from the date it becomes exercisable, but not thereafter. A holder of Series A Warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until 61 days following notice of such increase from the holder to us. In addition, the holders of the Series A Warrants will have the right to participate in any rights offering or distribution of assets (such as a spinoff) together with the holders of our common stock on an as-exercised basis.

The exercise price and number of the shares of our common stock issuable upon the exercise of the Series A Warrants issuable upon exercise of the Series A Warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, as described in the Series A Warrants. In addition, from and after the time the stockholder approval has been obtained until we complete an equity financing with gross proceeds of at least $10.0 million, if we issue shares of our common stock for a purchase price less than the then-effective exercise price for the Series A Warrants, the exercise price of the Series A Warrants will be lowered to equal that lower price.

The Series A Warrants will be exercisable on a “cashless” basis in certain circumstances. In addition, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange, including, but not limited to, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, then we, or any successor entity, will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the Series A Warrant as determined in accordance with the Black-Scholes option pricing model.

Registration Rights

In connection with the entry into the Purchase Agreement, we entered into a registration rights agreement with the Purchasers (the “Registration Rights Agreement”), pursuant to which we are required to file a registration statement on Form S-3 within 60 calendar days of the closing of the Private Placement to provide for the resale of the shares of common stock issuable upon the exercise of the Series A Warrants. In addition, we will be required to file one or more registration statements from time to time to register the issuance or resale of any additional shares of common stock that may become issuable pursuant to the Purchase Agreement or the Securities. We will be obligated to use commercially reasonable efforts to keep any registration statement effective from March 29, 2016 until the earlier of (i) the date on which the shares of common stock subject to the registration statement may be sold without registration pursuant to Rule 144 under the Securities Act, or (ii) the date on which all of the shares of common stock subject to the registration statement have been sold under the registration statement or pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

Stockholder Approval

We are seeking stockholder approval for the following reasons:

•	Unless we obtain stockholder approval, we will be required to continue complying with negative covenants that limit our ability to issue equity securities except in limited circumstances, which could materially adversely affect our operations.

•	If this Proposal 1 is not approved by the stockholders, we will have to put a similar proposal up for a stockholder vote every 90 days until such stockholder approval is achieved, so long as the Pre-Funded Warrants and Series A Warrants remain outstanding. Calling additional stockholder meetings to vote on a similar proposal will be expensive and a distraction for our management team.

Impact on Current Stockholders

Not Seeking Approval of Transaction Terms. Proposal 1 is not seeking the approval of our stockholders to authorize our entry into the Offerings. The Offerings have already occurred and the transaction documents we entered into in connection with the Offerings are binding obligations on us. The failure of our stockholders to approve Proposal 1 will not negate the existing terms of the documents relating to the Offerings. The additional common stock shares will remain outstanding and the Pre-Funded Warrants and the Series A Warrants will continue to be an authorized class of our capital stock and the terms of such warrants will remain outstanding obligations of ours in favor of the holders. The failure of our stockholders to approve Proposal 1 will only mean we will continue to be restricted from issuing any equity securities except in limited circumstances, which could materially adversely impact our operations. Finally, we will have to put a similar proposal to this Proposal 1 up for a stockholder vote every 90 days until such stockholder approval is achieved, so long as the Pre-Funded Warrants and Series A Warrants remain outstanding.

Required Vote and Recommendation

The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve the issuance of 20% or more of our common stock outstanding in connection with the issuance of our Common Stock, Series B Pre-Funded Warrants and Series A Warrants. The vote of all shares of our common stock issued in the relevant financing and all shares issued upon exercise of the Series B Warrants will not be countered in determining whether or not this proposal is approved. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ non-voted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Our Board of Directors recommends that you vote FOR Proposal 1 and the approval under applicable Nasdaq rules of the issuance of shares of our common stock, the Series B Pre-Funded Warrants and the Series A Warrants.

PROPOSAL NO. 2

APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SEEK ADDITIONAL PROXIES

If the special meeting is convened and a quorum is presenting, but there are not sufficient votes to approve the issuance of common stock (Proposal 1), we may move to adjourn the special meeting at that time to solicit additional proxies in favor of Proposal 1.

In this Proposal 2 we are asking our stockholders to vote in favor of the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of Proposal 1. If the stockholders approve this Proposal 2, we could adjourn the special meeting and use the additional time to solicit proxies from stockholders in favor of Proposal 1, including soliciting proxies from stockholders who have previously voted against the proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders if the date, time and place of the adjournment are announced at the special meeting at which the adjournment is taken and a new record date is not set for the adjourned meeting. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting.

Our Board of Directors believes that if the number of shares of our common stock present, in person or by proxy, at the special meeting and voting in favor of Proposal 1 is insufficient to approve Proposal 1, it is in the best interests of our stockholders to authorize our Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal for its approval.

Required Vote and Recommendation

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal is required to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of Proposal 1. Votes may be cast FOR or AGAINST the proposal; abstentions and broker-non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of this proposal.

Our Board of Directors recommends that you vote FOR Proposal 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on October 1, 2015, there were 8,581,405 shares of our common stock outstanding. The following table provides information regarding beneficial ownership of our common stock as of October 1, 2015 including shares and warrants on that date:

•	Each person known by us to be the beneficial owner of more than five percent of our common stock;

•	Each of our directors;

•	Each executive officer named in the summary compensation table; and

•	All of our current directors and executive officers as a group.

The address of each executive officer and director is c/o Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716. The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. In these cases, the information with respect to voting and investment power has been provided to us by the security holder. The identification of natural persons having voting or investment power over securities held by a beneficial owner listed in the table below does not constitute an admission of beneficial ownership of any such natural person. Shares included in the “Right to Acquire” column consist of shares that may be purchased through the exercise of options or warrants that are exercisable within 60 days of October 1, 2015.

Name and Address of Beneficial Owner	Outstanding	Right to Acquire	Total	Percentage
Greenway Properties Inc.(2) 4954 N. Shore Drive Egg Harbor, Wisconsin 54209	1,278,579	1,187,430	2,466,009	25.24%
Austin W. Marxe/David M. Greenhouse/Adam C. Stettner (1) 527 Madison Avenue, Suite 2600 New York, New York 10022	1,089,627	1,066,000	2,155,627	22.34%
Venture Investors LLC(3) University Technology Park 505 S. Rosa Road; Suite 201 Madison, Wisconsin 53719	632,426	506,063	1,138,489	12.53%
Cormorant Asset Management (4) 100 High Street, Suite 1105 Boston, MA 02110	530,000	530,000	1,060,000	11.63%
Sabby Management, LLC(6) 10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458	777,000	1,534,241	2,311,241	9.99%
Hertzberg Family Trust(5) 2637 Longboat Cove Del Mar, CA 92014	419,158	419,158	838,316	9.31%
Enso Ventures 2 Limited(7) Suite C1, Hirzel Court St. Peter Port, Guernsey GY12NH	288,058	276,264	564,322	6.37%
James Caruso	—	—	—	*
Patrick Genn	3,532	74,894	78,426	*
Chad Kolean	—	10,000	10,000	*
Jamey Weichert(8)	235,336	23,741	259,077	3.01%
Paul L. Berns	—	6,665	6,665	*
Stephen A. Hill	5,300	20,185	25,485	*
Stefan Loren	—	833	833	*
John Neis(3)	632,426	506,063	1,138,489	12.53%
All directors and officers as a group (8 persons)	876,594	657,681	1,534,275	16.61%

*	Less than 1%.

(1)	Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on January 29, 2015 and a Form 4 filed with the Securities and Exchange Commission on October 2, 2015. Shares in the “Outstanding” column include 171,504 shares of common stock owned by Special Situations Cayman Fund, L.P., 514,514 shares owned by Special Situations Fund III QP, L.P., and 403,609 shares owned by Special Situations Life Sciences Fund, L.P. Shares in the “Right to Acquire” column include 179,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Cayman Fund, L.P., 537,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Fund III QP, L.P., and 350,000 shares of common stock issuable upon the exercise of warrants owned by Special Situations Life Sciences Fund, L.P. Austin W. Marxe, David M. Greenhouse and Adam C. Stettner are members of SSCayman LLC, the general partner of Special Situations Cayman Fund, L.P., controlling principals of AWM Investment Company, Inc., the general partner of MGP Advisers Limited Partnership, the general partner of Special Situations Fund III QP, L.P., and members of LS Advisers LILAC., the general partner of Special Situations Life Sciences Fund, L.P. AWM Investment Company, Inc. serves as the investment adviser to of Special Situations Cayman Fund, L.P., Special Situations Fund III QP, L.P. and Special Situations Life Sciences Fund, L.P. Messrs. Marxe, Greenhouse and Stettner share sole voting and investment power of the shares of common stock beneficially owned by Special Situations Cayman Fund, L.P., Special Situations Fund III QP, L.P. and Special Situations Life Sciences Fund, L.P.

(2)	Shares in the “Outstanding” column include shares held by Jeffrey Straubel. Mr. Straubel is the President and principal owner of Greenway Properties, Inc. and has sole dispositive and voting power over shares held by Greenway Properties, Inc. Shares in the “Right to Acquire” column consist of shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $2.83 to $25.00 per share expiring between March 1, 2016 and March 1, 2021.

(3)	Consists of shares of common stock held by Venture Investors Early Stage Fund IV Limited Partnership and Advantage Capital Wisconsin Partners I, Limited Partnership. VIESF IV GP LLC is the general partner of Venture Investors Early Stage Fund IV Limited Partnership and Venture Investors LLC is the submanager and special limited partner of Advantage Capital Wisconsin Partners I, Limited Partnership. The investment decisions of VIESF IV GP LLC and Venture Investors LLC are made collectively by seven managers, including Mr. Neis. Each such manager and Mr. Neis disclaim such beneficial ownership except to the extent of his pecuniary interest therein. The address of Mr. Neis is c/o Venture Investors LLC, 505 South Rosa Road, #201, Madison, Wisconsin 53719. Shares in the “Right to Acquire” column consist of 492,141 shares of common stock issuable upon the exercise of warrants held by Venture Investors Early Stage Fund IV Limited and Advantage Capital Wisconsin Partners I, Limited Partnership and common stock issuable upon options to purchase 11,250 shares of common stock issued to Mr. Neis in his capacity as director.

(4)	Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on September 2, 2014. Shares in the “Outstanding” column include 530,000 shares of common stock held by Cormorant Global Healthcare Master Fund, LP. Shares in the “Right to Acquire” column consist of 530,000 shares of common stock issuable upon the exercise of warrants held by Cormorant Global Healthcare Master Fund, LP. Cormorant Global Healthcare GP, LLC serves as the general partner of Cormorant Global Healthcare Master Fund, LP, and Cormorant Asset Management, LLC serves as the investment manager of Cormorant Global Healthcare Master Fund, LP. Bihua Chen serves as the managing member of Cormorant Global Healthcare GP, LLC and Cormorant Asset Management, LLC. Cormorant Global Healthcare Master Fund, LP, Cormorant Global Healthcare GP, LLC, Cormorant Asset Management, LLC, and Ms. Chen share dispositive and voting power of the shares of common stock beneficially owned by Cormorant Global Healthcare Master Fund, LP.

(5)	Shares in the “Right to Acquire” column consist of shares common stock issuable upon the exercise of warrants at exercise prices ranging from $4.68 to $12.00 per share, expiring between December 6, 2016 and August 20, 2019. Richard H. Hertzberg is the trustee of Hertzberg Family Trust and has sole dispositive and voting power for the shares held.

(6)	Based on information contained in a report on Schedule 13G, filed with the Securities and Exchange Commission on January 12, 2015 and our current report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2015. Consists of shares held by Sabby Healthcare Volatility Master Fund. Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder. Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities owned except to the extent of their pecuniary interest therein. Sabby Management LLC beneficially owns warrants to purchase 865,000 shares of common stock at exercise prices ranging from $3.75 per share to $25.00 per share expiring between June 13, 2017 and August 20, 2019. Also includes (i) 263,333 shares of our common stock, Series A Warrants to purchase 424,242 shares of common stock exercisable within 60 days of October 1, 2015, and Series B Pre - Funded Warrants to purchase 160,909 shares of our common stock exercisable within 60 days of October 1, 2015 purchased by Sabby Healthcare Master Fund, Ltd., in our October 2015 offering, which is described more fully in Proposal 1 and (ii) 131,667 shares of our common stock, Series A Warrants to purchase 212,122 shares of our common stock exercisable within 60 days of October 1, 2015, and Series B Pre-Funded Warrants to purchase 80,455 shares of our common stock exercisable within 60 days of October 1, 2015 purchased by Sabby Volatility Warrant Master Fund, Ltd. in our October 2015 offering. The warrants (other than the warrants issued in the October 2015 offering) provide that the number of shares of common stock to be obtained by each of the holders upon exercise cannot exceed the number of shares that, when combined with all other shares of our common stock and securities beneficially owned by them, would result in them owning more than 9.99% of our outstanding common stock, provided, however that this limitation may be revoked by the stockholder upon 61 days prior notice to us. The warrants issued in the October 2015 offering have a 4.99% limitation, which may be increased to 9.99% upon a 61 day prior notice to us by the stockholder. Due to these limitations all such warrants to purchase shares of common stock have been included in the “Right to Acquire” column of this table, but excluded from the beneficial ownership percentage.

(7)	Shares in the “Right to Acquire” column consist of shares of common stock issuable upon the exercise of warrants at exercise prices ranging from $4.68 to $25.00 per share expiring between December 6, 2016 and August 20, 2019. Interlock Director Ltd. has sole dispositive and voting power over shares held by Enso Ventures 2 Limited. Interlock Director Ltd. exercises such power through a combination of two directors of Albecq Directors Limited. The Albecq directors consist of the following individuals: Marianne Domaille, Michael Underdown and Michael Kupenga.

(8)	Dr. Weichert serves as a director and our Chief Scientific Officer. The shares beneficially owned by him have been included in the total of directors and officers as a group.

Stockholder Proposals

Stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at our 2016 annual meeting of stockholders must submit the proposals in proper form to us at the address set forth on the first page of this proxy statement not later December 23, 2015, or, if the date of that meeting is more than 30 calendar days before or after May 28, 2016, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting, in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2016 annual meeting.

Stockholder proposals intended to be presented at our 2016 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on February 28, 2016, nor earlier than January 29, 2016, together with all supporting documentation and information required by our by-laws.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one set of proxy materials to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice, known as “householding,” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate set of proxy materials, we will promptly deliver a separate copy to any stockholder upon written or oral request to Investor Relations, Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716, by telephone at (608) 441-8120 or by e-mail at ir@cellectar.com. Stockholders can also contact Investor Relations in this manner to indicate that they wish to receive separate sets of proxy materials, as applicable, in the future or to request that we send only a single set of materials to stockholders sharing an address who are currently receiving multiple copies.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone, press release, facsimile, telegraph, the Internet or advertisements. We will pay all of the costs of this proxy solicitation. We will also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also engaged the Proxy Advisory Group, LLC® to assist us with the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate.

If You Have Any Questions

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, The Proxy Advisory Group, LLC, at 18 East 41st Street, 20th Floor, New York, NY 10017, or by telephone at (212) 616-2181.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

SPECIAL MEETING OF STOCKHOLDERS OF CELLECTAR BIOSCIENCES, INC. November 30, 2015 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 30, 2015: The Proxy Statement is available at http://www.cellectar.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To consider and vote upon a proposal to approve the issuance of more than 20% of our common stock outstanding in connection with the issuance of our common stock, exercise of Series B pre-funded warrants and Series A warrants; and 2. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to seek additional proxies. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting of Stockholders and a Proxy Statement for the Special Meeting of Stockholders. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the ------------------ envelope provided. ---------------- 00030300000000000000 8 113015 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 SPECIAL MEETING OF STOCKHOLDERS OF CELLECTAR BIOSCIENCES, INC. November 30, 2015 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Special Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x ------------------ ---------------- 00030300000000000000 8 113015 COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 30, 2015: The Proxy Statement is available at http://www.cellectar.com. 1. To consider and vote upon a proposal to approve the issuance of more than 20% of our common stock outstanding in connection with the issuance of our common stock, exercise of Series B pre-funded warrants and Series A warrants; and 2. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to seek additional proxies. The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting of Stockholders and a Proxy Statement for the Special Meeting of Stockholders. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 CELLECTAR BIOSCIENCES, INC. Proxy for Special Meeting of Stockholders on November 30, 2015 Solicited on Behalf of the Board of Directors The undersigned hereby appoints James Caruso, John Neis and Chad Kolean, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of Cellectar Biosciences, Inc., to be held on November 30, 2015 at Cellectar’s headquarters at 3301 Agriculture Drive, Madison, WI 53716, at 10:00 A.M., local time, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 1.1